LightPath Technologies Fiscal 2008 Preliminary Third Quarter Comments & Sale of GRADIUM(R) Product Line

ORLANDO, FL -- 04/21/2008 -- LightPath Technologies, Inc. (NASDAQ: LPTH), manufacturer and integrator of families of precision molded aspheric optics, precision molded infrared optics, GRADIUM® glass products, and high-performance fiber-optic collimators and isolators, projects that its disclosure backlog at March 31, 2008, our fiscal third quarter, is $3.05 million. Our total backlog is up 65% from June 30, 2007, our previous fiscal year-end. The trend on booking of orders shows a flattening in our telecommunications orders, but reflects a 20% increase from December 31, 2007, in our industrial business backlog.

Disclosure Backlog (millions)

                     3/31/2007  6/30/2007  9/30/2007  12/31/2007 3/31/2008
                      Q3 2007    Q4 2007    Q1 2008    Q2 2008    Q3 2008
                     ---------- ---------- ---------- ---------- ----------
Industrial           $     1.56 $     1.49 $     2.07 $     2.22 $     2.67
Telecom              $     0.52 $     0.36 $     0.41 $     0.47 $     0.38
                     ---------- ---------- ---------- ---------- ----------
Total                $     2.08 $     1.85 $     2.48 $     2.69 $     3.05
                     ========== ========== ========== ========== ==========

The backlog of our industrial business is growing as we implement our strategic business plan. We are becoming less dependent on the more volatile business segments such as telecom. We continue to diversify our business through penetration of the higher volume, lower cost commercial markets, infrared products and collimator products. Management believes that the increased backlog we are experiencing will result in increased revenue commencing in the fourth quarter of fiscal 2008.

Our estimated revenues for our fiscal third quarter of 2008 are based on projected sales of approximately $2.11 million compared with $2.02 million in the second quarter of fiscal 2008, an increase of 5%. Our industrial business is up 12% from the second fiscal quarter as we build on our diversification away from the telecommunications market.

Revenue (millions)

                     3/31/2007  6/30/2007  9/30/2007  12/31/2007 3/31/2008
                      Q3 2007    Q4 2007    Q1 2008    Q2 2008    Q3 2008
                     ---------- ---------- ---------- ---------- ----------
Industrial           $     1.65 $     1.52 $     1.95 $     1.62 $     1.81
Telecom              $     1.25 $     0.75 $     0.36 $     0.41 $     0.30
                     ---------- ---------- ---------- ---------- ----------
Total                $     2.90 $     2.28 $     2.31 $     2.02 $     2.11
                     ========== ========== ========== ========== ==========

                     3/31/2007  3/31/2008
                       Q3 YTD     Q3 YTD
                     ---------- ----------
Industrial           $     5.32 $     5.38
Telecom              $     5.75 $     1.07
                     ---------- ----------
Total                $    11.08 $     6.44
                     ========== ==========

Our preliminary projections of cash used by operations for the fiscal third quarter of 2008 is $607,000, down approximately 44% from the fiscal second quarter of 2008 and 51% from the fiscal first quarter of 2008.

Cash usage (thousands)

                             3/31/2007  6/30/2007  9/30/2007     12/31/2007
                              Q3 2007    Q4 2007    Q1 2008       Q2 2008
                             ---------- ---------- ----------    ----------

Cash usage from operations   $      534 $      418 $    1,251    $    1,092

Cash usage                   $      552 $      591 $    1,402**  $    1,354

                             3/31/2008  3/31/2007  3/31/2008
                              Q3 2008     Q3 YTD     Q3 YTD
                             ---------- ---------- ----------

Cash usage from operations   $      607 $    1,439 $    2,950

Cash usage                   $    1,094 $    1,881 $    3,850**

**  excludes $2.9 million equity raise in July 2007

Jim Gaynor, President and Chief Executive Officer of LightPath, commented, "I am pleased to see the positive effects from our continued expense reduction and cost reduction work in lower cash usage per quarter. It is also encouraging to see the increase in quarterly revenue from last quarter combined with the backlog increase indicating that we are emerging from this weak business period."

Mr. Gaynor also announced, "We have signed a letter of intent with a ThorLabs, Inc., a major optics company, to sell certain patents, equipment and inventory associated with the GRADIUM® product line for $1 million cash. We will continue to have the right to sell the GRADIUM® products to our customer base. ThorLabs will take over the manufacturing of the GRADIUM® products and maintain an inventory to support our sales efforts. The transaction is subject to completion of due diligence and the negotiation of a purchase agreement, but is expected to close by the middle of May 2008."

Mr. Gaynor further commented, "The sale of this non-strategic specialty line is another action that will allow us to focus our resources on the execution of our business strategy. Our strategy is to manufacture higher volume, lower cost products targeting imaging applications, industrial laser applications and infrared applications. To ensure that cash is on hand when needed to provide near term flexibility, we are arranging short term financing backed by our accounts receivable.

"With these first pieces of our business strategy in place we will be focusing future efforts on the start up of the joint venture in China with our partner CDGM and undertaking an aggressive investor relations program to ensure that our shareholders understand the direction of LightPath and are informed of the progress we are making."

Webcast Details:

LightPath plans to hold an audio webcast around mid May to discuss details regarding the company's performance for the third quarter of fiscal 2008. The company will announce the specific time for the webcast at a later date. The session may be accessed at www.lightpath.com. A transcript archive of the webcast will be available for viewing or download on our website shortly after the call is concluded.

LightPath manufactures optical products including precision molded aspheric optics, precision molded infrared optics, GRADIUM® glass products, proprietary collimator assemblies, isolators utilizing proprietary automation technology, higher-level assemblies and packing solutions. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. LightPath common stock trades on the Nasdaq Capital Market under the symbol "LPTH." Investors are encouraged to go to LightPath's website for additional financial information.

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission.

Contact:
Dorothy Cipolla
CFO
LightPath Technologies, Inc.
(407) 382-4003
Internet: www.lightpath.com